UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2024

ROCKET LAB USA, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39560	98-1550340
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3881 McGowen Street
Long Beach, California		90808
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 714 465-5737

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RKLB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On August 21, 2024, Rocket Lab USA, Inc. (the “Company”) increased the size of its Board of Directors (the “Board”) in accordance with the Company’s Amended and Restated Bylaws from eight to nine directors, creating one vacancy on the Board. On August 21, 2024, the Board appointed Kenneth Possenriede as a Class III director to fill a vacancy on the Board, with an initial term expiring at the Company’s 2027 annual meeting of stockholders. The Company determined that Mr. Possenriede qualifies as an “independent director” for purposes of The Nasdaq Stock Market listing standards. Mr. Possenriede was also appointed to serve on the Board’s Audit Committee.

Mr. Possenriede joins the Company after a 35-year career at Lockheed Martin Corporation in financial leadership positions, including most recently serving as its Executive Vice President and Chief Financial Officer from February 2019 until his retirement in August 2021. Prior to becoming the CFO at Lockheed Martin Corporation, Mr. Possenriede served as Vice President of Finance and Program Management for Lockheed Martin Aeronautics Company from April 2016 to February 2019 where he was responsible for leading finances and program management processes, including accounting, contracts, business management, financial planning, scheduling and earned value. Mr. Possenriede also served as Vice President and Treasurer for Lockheed Martin Corporation from 2011 to April 2016. In that role, he was responsible for all aspects of the corporation’s worldwide banking activity, including global treasury operations, foreign exchange and capital markets, rating agency relations, capital planning, facilities and risk management. Mr. Possenriede also served as Lockheed Martin Corporation’s Vice President of Finance for the Electronic Systems organization, where he was responsible for all aspects of the business unit’s financial and contractual processes and commitments. Mr. Possenriede holds a Master of Business Administration from the University of Michigan and bachelor’s degree from Rutgers University in economics. He also currently serves as an advisor to the Rutgers Foundation Board of Directors. Mr. Possenriede is qualified to serve on the Board due to his demonstrated leadership and experience in related fields.

Mr. Possenriede will receive cash compensation pursuant to the Company’s standard non-employee director compensation as described in the Company’s Amended and Restated Non-Employee Director Compensation Policy (“Policy”) filed as Exhibit 10.26 to the Company’s most recent Annual Report on Form 10-K (the “Annual Report”), which was filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2024. His annual cash retainer will be prorated for 2024 to reflect his expected term. In addition, pursuant to the Policy, on the date of his election or appointment, Mr. Possenriede will receive a one-time grant of restricted stock units with a value of $360,000, referred to as the initial grant, that will vest in three equal annual installments over three years, subject to Mr. Possenriede’s continued service through each applicable vesting date. On the date of each annual meeting of stockholders of our Company, Mr. Possenriede will receive a grant of restricted stock units with a value of $180,000, referred to as the annual grant, that will vest in full on the earlier of (i) the one year anniversary of the grant date, or (ii) the next annual meeting of our stockholders, subject to Mr. Possenriede’s continued service through the applicable vesting date; provided, that notwithstanding the foregoing, at the next annual meeting of stockholders of our Company, in lieu of the annual grant, Mr. Possenriede will receive a pro-rata portion of the annual grant based on the time between his appointment and such next annual meeting of stockholders. The equity awards granted under the Policy are subject to full acceleration of vesting upon the sale of the Company.

In connection with Mr. Possenriede’s appointment to the Board, the Company will enter into an indemnification agreement with Mr. Possenriede in accordance with the Company’s standard practice and pursuant to the form previously approved by the Board, which form was filed as Exhibit 10.1 to the Annual Report.

There have not been any transactions since the beginning of the Company’s last fiscal year, nor are there any proposed transactions, in which the Company was or is to be a participant involving amounts exceeding $120,000 and in which Mr. Possenriede had or will have a direct or indirect material interest. There are no arrangements or understandings between Mr. Possenriede and the Company or any other persons pursuant to which Mr. Possenriede was appointed as a director of the Company.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

99.1	Press Release of Rocket Lab USA, Inc., dated August 22, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCKET LAB USA, INC.

Date: August 23, 2024	By:	/s/ Arjun Kampani
Arjun Kampani
Senior Vice President, General Counsel, and Corporate Secretary